Exhibit 4.2
FuelCell Energy, Inc.
and
Enbridge Inc.
GUARANTEE AMENDING AGREEMENT
April 1, 2011

GUARANTEE AMENDING AGREEMENT
Guarantee amending agreement dated April 1, 2011, effective January 1, 2011 (the “Effective Date”) between FuelCell Energy, Inc., a corporation existing under the laws of Delaware (“FuelCell”) and Enbridge Inc., a corporation existing under the laws of Canada (“Enbridge”).
RECITALS:
(a)	FuelCell and Enbridge have entered into a guarantee dated May 27, 2004 (the “Original Guarantee”); and
(b)	FuelCell and Enbridge wish to amend the Original Guarantee as provided in this guarantee amending agreement.
In consideration of the above and the mutual agreements contained in this guarantee amending agreement (the receipt and adequacy of which are acknowledged), the parties agree as follows:
Section 1 Defined Terms.
(1)	For the purposes of this guarantee amending agreement, the following definitions shall apply:
“Class A Preferred Shares” means the Class A Preferred shares in the capital of FCE FuelCell Energy Ltd. (formerly known as FuelCell Energy, Ltd.); and
“Principal Redemption Price” means, at any time and for each Class A Preferred Share, $25.00 less all amounts paid on or before such time by FCE FuelCell Energy Ltd. to a holder of a Class A Preferred Share as a return of capital.
(2)	Capitalized terms used in this guarantee amending agreement that are not defined in it have the meanings given to them in the Original Guarantee.
Section 2 Amendments to Article 1 of the Original Guarantee.
(1)	Section 1.1(c) of the Original Guarantee is deleted and replaced with the following:
“For so long as Enbridge beneficially holds the FCE Preferred Shares, in the event FCE is unable to make return of capital payments and dividend payments on the FCE Preferred Shares to Enbridge as contemplated by Sections 2.10, 2.11 and 2.12 of the terms of the FCE Preferred Shares, FuelCell hereby unconditionally guarantees that FuelCell shall promptly pay to Enbridge an amount such that Enbridge will receive, after tax, the difference between (i) the return of capital payments and the dividend payments required to be paid to Enbridge pursuant to such Section 2.10, Section 2.11 or Section 2.12, and (ii) the amount actually paid to Enbridge by FCE as a return of capital payment or a dividend payment on the applicable payment date.
(2)	Section 1.1(d) of the Original Guarantee is amended by deleting the references therein to “$25,000,000” and replacing them with references to “Principal Redemption Price”.

Section 3 Amendment to Schedule A to the Original Guarantee.
Schedule A to the Original Guarantee is deleted and replaced with the form of Schedule attached as Schedule A to this guarantee amending agreement.
Section 4 Reference to and Effect on the Original Guarantee.
On and after the Effective Date of this guarantee amending agreement, any reference to “this Guarantee” in the Original Guarantee and any reference to the Original Guarantee in any other agreements will mean the Original Guarantee as amended by this guarantee amending agreement. Except as specifically amended by this guarantee amending agreement, the provisions of the Original Guarantee remain in full force and effect.
Section 5 Entire Agreement.
This guarantee amending agreement constitutes the entire agreement between the parties with respect to the amendments contemplated in this guarantee amending agreement and except to the extent restated in this guarantee amending agreement, supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, the purpose of which were to amend the Original Guarantee. The parties have not relied and are not relying on any other information, discussion or understanding in implementing the amendments contemplated by this guarantee amending agreement.
Section 6 Successors and Assigns.
When executed by both parties, this guarantee amending agreement is effective as of the Effective Date and is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.
Section 7 Governing Law.
This guarantee amending agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. FuelCell hereby irrevocably submits to the jurisdiction of the courts of the Province of Alberta for all matters arising out of or in connection with this guarantee amending agreement or any of the matters contemplated hereby.

Section 8 Counterparts.
This guarantee amending agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together constitute one and the same instrument.
IN WITNESS WHEREOF the parties have executed this guarantee amending agreement.

FUELCELL ENERGY, INC.
By:	/s/ Joseph G. Mahler
Authorized Signing Officer

ENBRIDGE INC.
By:	/s/ Wanda Opheim
Authorized Signing Officer

By:	/s/ Karen Jackson
Authorized Signing Officer

SCHEDULE “A”
attached to and forming part of the
Articles of Amendment
of
FCE FuelCell Energy Ltd.
(the “Corporation”)
1,000,000 CLASS A PREFERRED SHARES (the “Class A Preferred Shares”), which shall have attached thereto the following rights, privileges, restrictions and conditions:
1	DEFINITIONS:
For the purposes of these share conditions the following definitions shall apply:
1.1
“accrued and unpaid dividends” means an amount computed at the rate of dividend from time to time attaching to the Class A Preferred Shares as though dividends on such shares had been declared every Calendar Quarter and were accruing on a day to day basis from the date of issue to the date to which the computation of accrued dividends is to be made, after deducting all dividend payments made on such shares, as adjusted by Section 2.5;

1.2	“Board of Directors” means the board of directors of the Corporation;
1.3	“Calendar Quarter” means each of the three month periods ended March 31, June 30, September 30 and December 31 in each year;
1.4
“Common Shares” means only common shares of FuelCell as constituted on May 27, 2004 or as subsequently consolidated or subdivided and any other shares resulting from reclassification or change of such common shares or amalgamation, consolidation, merger or sale, all as referred to in Section 5.5;

1.5
“Current Exchange Basis” means the number of Common Shares into which each Class A Preferred Share is exchangeable, which number is equal at any particular time to the result obtained (expressed to the nearest thousandth of a Common Share) by dividing (a) the sum of the Redemption Price at such time by (b) the Current Exchange Price;

1.6	“Current Exchange Price” means, in Canadian currency:
(a)	$110.97 per Common Share until July 31, 2005;
(b)	$120.22 per Common Share after July 31, 2005 until July 31, 2010;

(c)	$129.46 per Common Share after July 31, 2010, until July 31, 2015;
(d)	$138.71 per Common Share after July 31, 2015 until July 31, 2020; or
(e)	at any time after July 31, 2020 the price equal to 95% of the Current Market Price at the time of exchange (the “Final Exchange Price”), subject to adjustments as provided in Section 5.5;
1.7
“Current Market Price” as at any date when the Current Market Price is to be determined, means the volume weighted average price in U.S. dollars at which board lots of the Common Shares have been traded on NASDAQ during the 20 consecutive trading days commencing 30 trading days before such date converted into Canadian dollars using the Bank of Canada’s noon rate of exchange on the date of determination. In the event the Common Shares are not listed on NASDAQ but are listed on another stock exchange or stock exchanges in Canada or the United States, any references to NASDAQ shall be deemed to be references to such other stock exchange, or, if more than one, to such one on which the greatest volume of trading of Common Shares occurred during such 20 consecutive trading days. In the event Common Shares are not so traded on any stock exchange in Canada or the United States, the Current Market Price thereof shall be determined by the Board of Directors, which determination shall be conclusive;

1.8	“Dividend Commencement Date” means May 27, 2004;
1.9	“Dividend Payment Date” means the 10th day of January, April, July and October in each year with the first such date to be July 10, 2004;
1.10	“FuelCell” means FuelCell Energy, Inc., a corporation existing under the laws of the State of Delaware and includes any successor corporation;
1.11
“Market Price” means the volume weighted average price in U.S. dollars at which board lots of the Common Shares have been traded on NASDAQ during the Calendar Quarter and converted into Canadian dollars using the Bank of Canada’s noon rate of exchange on the last day of the Calendar Quarter. In the event the Common Shares are not listed on NASDAQ but are listed on another stock exchange or stock exchange in Canada or the United States, any reference to NASDAQ shall be deemed to be references to such other stock exchange, or, if more than one, to such one on which the greatest volume of trading of Common Shares occurred during such Calendar Quarter. In the event Common Shares are not so traded on any stock exchange in Canada or the United States, the Market Price thereof shall be determined by the Board of Directors, which determination shall be conclusive;

1.12	“NASDAQ” means NASDAQ Stock Market Inc.;

1.13
“Principal Redemption Price” means, at any time and for each Class A Preferred Share, $25.00 less all amounts paid on or before such time by the Corporation to a holder of a Class A Preferred Share as a return of capital;

1.14
“Redemption Price” means, at any time and for each Class A Preferred Share, the Principal Redemption Price at such time plus an amount equal to all accrued and unpaid dividends on such Class A Preferred Share to the date fixed for redemption of such Class A Preferred Share; and

1.15	“Tax Act” means the Income Tax Act (Canada), and the regulations thereunder as such act and regulations may be amended, superseded or replaced from time to time.
2	DIVIDENDS AND RETURN OF CAPITAL
2.1
Subject to Section 2.9, the holders of Class A Preferred Shares shall be entitled to receive, and the Corporation shall pay, preferential cumulative dividends, as and when declared by the Board of Directors, out of the assets of the Corporation properly applicable to the payment of dividends, at a rate per annum on the Principal Redemption Price of the Class A Preferred Shares plus, after January 1, 2011, on accrued and unpaid dividends as of the first day of the relevant Calendar Quarter determined for such Calendar Quarter as follows:

Market Price, in Canadian	Annual Dividend Rate Applicable
currency, in the Calendar Quarter	to that Calendar Quarter

Less than or equal to $128.89	5%

$128.90 to $146.81	4%

$146.82 to $164.73	3%

$164.74 to $182.65	2%

greater than $182.65	1%
Such dividends shall accrue and be cumulative from the Dividend Commencement Date. Such dividends shall be payable on the Dividend Payment Dates to shareholders of record on the immediately preceding Calendar Quarter end date. The rate of any dividend declared and paid for a portion of a Calendar Quarter shall be prorated accordingly.

2.2
If on any Dividend Payment Date the dividend payable on such date is not declared and paid in full on all of the Class A Preferred Shares then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient monies properly applicable to the payment of the same. When any such dividend is not paid in full, the Class A Preferred Shares shall participate rateably with all other preferred shares, if any, which rank on a parity with the Class A Preferred Shares with respect to the payment of dividends, in respect of such dividends including accumulations, if any, in accordance with the sums which would be payable on the Class A Preferred Shares and such other shares if all such dividends were declared and paid in full in accordance with their terms. The holders of Class A Preferred Shares shall not be entitled to any dividends other than or in excess of the dividends hereinbefore provided for.

2.3
The Board of Directors is entitled at its discretion to determine with respect to any dividend on Class A Preferred Shares that all holders of Class A Preferred Shares receive such dividend in the form of a dividend-in-kind payable in Common Shares. In the event the Corporation elects to pay a dividend by delivering Common Shares to the holders of Class A Preferred Shares the price of the Common Shares shall be calculated to be 95% of the volume weighted average price in U.S. dollars at which board lots of the Common Shares have been traded on NASDAQ during the 20 consecutive trading days preceding the end of the Calendar Quarter for which such dividend-in-kind is to be paid converted into Canadian dollars using the Bank of Canada’s noon rate of exchange on the day of determination. In the event the Common Shares are not listed on NASDAQ but are listed on another stock exchange or stock exchanges in Canada or the United States, any reference to NASDAQ shall be deemed to be references to such other stock exchange, or, if more than one, to such one on which the greatest volume of trading of Common Shares occurred during such 20 consecutive trading days. In the event Common Shares are not so traded on any stock exchange in Canada or the United States, the price thereof shall be determined by the Board of Directors, which determination shall be conclusive.

2.4
Subject to Section 2.3, dividends (less any tax required to be withheld by the Corporation) on the Class A Preferred Shares shall be paid by electronic funds transfer or by cheque payable in lawful money of Canada, at any branch in Canada of the Corporation’s bankers. The mailing of such cheque from the Corporation’s head office on or before the date on which such dividend is to be paid to a holder of Class A Preferred Shares shall be deemed to be payment of the dividends represented thereby and payable on such date unless the cheque is not paid upon presentation.

2.5
Notwithstanding the provisions of Section 2.1 but subject to Section 2.8, at all times prior to January 1, 2011 the Corporation shall declare and pay a dividend on the Class A Preferred Shares in respect of a Calendar Quarter ending in a particular fiscal year of the Corporation only to the extent that the Corporation would not be liable to pay tax under Part VI.I of the Tax Act in respect of such dividend other than tax that would be fully recovered by means of the deduction under paragraph 110(1)(k) of the Tax Act for that fiscal year. On each Dividend Payment Date, the Corporation shall estimate the amount of its taxable income for the fiscal year which includes such Dividend Payment Date and shall compute the amount of the dividend which it is obliged to declare and pay accordingly. Once the actual amount of taxable income for such fiscal year is established by means of the filing of the relevant tax return, or if a previous estimate thereof has been revised by a subsequent estimate thereof made by the Corporation, such adjustment as is appropriate to achieve the result expressed herein shall be made to the amount of the dividend required to be declared and paid on the next Dividend Payment Date, whether that date falls within the same or a subsequent fiscal year. The Corporation shall deliver to the holders of the Class A Preferred Shares, on such Dividend Payment Date, a calculation in writing showing the amount of the Corporation’s taxable income for its fiscal year that includes that Dividend Payment Date as so estimated or as finally determined by the Corporation, as well as the dividend that such holders are entitled to receive on that Dividend Payment Date having regard to such estimated or actual taxable income, as the case may be.

If the Corporation does not declare and pay dividends on the Class A Preferred Shares as a consequence of the provisions of this Section 2.5, dividends shall continue to accrue at the rate or rates provided in these share conditions and the amount of all such dividends accrued prior to January 1, 2011 which remain unpaid, shall be adjusted upward by a multiplicative factor equal to 1.0245 raised to an exponent equal to the number of Calendar Quarters, including decimal fractions thereof based on 91 days per Calendar Quarter, between the 10th day following the Calendar Quarter in which the unpaid dividend originally accrued and January 1, 2011, assuming for these calculations that the Class A Preferred Shares were issued on July 31, 2000 and that the Corporation paid $125,000 in dividends per Calendar Quarter from the notional issue date until the Calendar Quarter ended December 31, 2003. By way of illustration, for greater certainty, if the Board of Directors determines to declare and pay on November 25, 2005, a dividend which originally accrued in respect of the Calendar Quarter ending September 30, 2000, then the dividend which originally accrued would be multiplied by 1.643 (i.e. l.0245 to the exponent 20.51) to determine the adjusted amount of the dividend to be declared. Any dividends declared and paid on the Class A Preferred Shares, shall always be in respect of the earliest Calendar Quarter for which the original accrued dividend, or any part thereof, remains unpaid. The Corporation shall maintain in its books of account at the end of each Calendar Quarter a record of the adjusted amount of each accrued and unpaid dividend, calculated on the basis of the amount that would be payable as of the 10th business day following the Calendar Quarter, and the aggregate adjusted amount of all such accrued and unpaid dividends.

2.6
The Corporation shall take into account the amount of any dividend allowance available to it under subsection 191.1(2) of the Tax Act in determining the amount of the dividend which it is required to declare and pay under Section 2.5 and, in the event the Corporation is or becomes “associated” for purposes of the Tax Act with any other corporation prior to January 1, 2011, no portion of the said dividend allowance shall be allocated to such associated corporation under Subsection 191.1(3) of the Tax Act.

2.7
The Corporation shall have full flexibility in planning its tax affairs so as to reduce its taxable income for a particular fiscal year as it sees fit, including the claiming of all discretionary deductions, notwithstanding that this will have the effect of reducing the amount of the dividends to actually be declared and paid to the holders of the Class A Preferred Shares in that fiscal year, by virtue of the operation of Section 2.5.

2.8
Notwithstanding Section 2.5, the Corporation may, in its sole discretion, on any Dividend Payment Date, declare and pay dividends, up to the amount of the then accrued and unpaid dividends, without regard to the limitation imposed under Section 2.5.

2.9
As of December 31, 2010, dividends in the amount of $12,478,406 (the “December 2010 Dividend”) have accrued and remain unpaid on the Class A Preferred Shares. Pursuant to Section 2.1, additional dividends at the rate per annum equal to the dividend rate established pursuant to Section 2.1 accrue on the unpaid balance of the December 2010 Dividend until the December 2010 Dividend is paid in full. However, if the Corporation defaults in making any payment it is required to make pursuant to Sections 2.11 or 2.12 and such default is not cured by the end of the fourteenth day of the immediately following Calendar Quarter, additional dividends at a rate equal to 9.8% per annum rather than the dividend rate established pursuant to Section 2.1 shall accrue on the unpaid balance of the December 2010 Dividend until the December 2010 Dividend is paid in full. In addition, from January 1, 2011, additional dividends shall accrue at a rate equal to 9.8% per annum on the amount equal to the December 2010 Dividend less the return of capital payments made pursuant to Section 2.12(i).

2.10
On December 31, 2020 the amount of all accrued and unpaid dividends on the Class A Preferred Shares and the balance of the Principal Redemption Price (collectively, the “December 2020 Payment”), shall be paid to the holders of the Class A Preferred Shares. If the Corporation defaults in making the December 2020 Payment and such default is not cured by the end of the day on January 14, 2021, additional dividends at a rate equal to 9.8% per annum rather than the dividend rate established pursuant to Section 2.1 shall accrue on the unpaid balance of the December 2020 Payment until the December 2020 Payment is paid in full.

2.11
On the last day of each Calendar Quarter starting on March 31, 2011 and ending on December 31, 2020, the Corporation shall make (i) a return of capital payment to the holders of the Class A Preferred Shares in an aggregate amount equal to $187,500, and (ii) a dividend payment to the holders of the Class A Preferred Shares in an aggregate amount equal to $125,000.

2.12
On the last day of each Calendar Quarter starting on March 31, 2011 and ending on December 31, 2011, the Corporation shall make (i) a return of capital payment to the holders of the Class A Preferred Shares equal to $3,119,601.50 in the aggregate (the “2010 Capital Repayment”), and (ii) a return of capital payment to the holders of the Class A Preferred Shares at the rate of 9.8% per annum on the 2010 Capital Repayment for the period from January 1, 2011 to the date the 2010 Capital Repayment is scheduled to be made pursuant to this Section 2.12.

2.13
Notwithstanding Section 2.11 and Section 2.12, the Corporation may, in its sole discretion, make any return of capital payment referred to in such sections to the holders of the Class A Preferred Shares before the date such return of capital payment is due.

3.	LIQUIDATION
3.1
In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the holders of Class A Preferred Shares, shall be entitled to receive the Principal Redemption Price of such shares together with an amount equal to all accrued and unpaid dividends thereon, which amounts shall be calculated as if such dividends were accruing for the period from the expiration of the last Calendar Quarter for which the dividends thereon have been paid in full up to the date of such event, the whole before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the common shares of the Corporation or to the holders of any other shares of the Corporation ranking junior to the Class A Preferred Shares in any respect. If such amounts are not paid in full, the Class A Preferred Shares shall participate rateably with all preferred shares and all other shares, if any, which rank on a parity with the preferred shares with respect to the return of capital or any other distribution of the assets of the Corporation, in respect of any return of capital in accordance with the sums which would be payable on such preferred shares and such other shares on such return of capital, if all sums so payable were paid in full in accordance with their terms. After payment to the holders of the Class A Preferred Shares of the amounts so payable to them they shall not be entitled to share in any other distribution of the property or assets of the Corporation.

4	REDEMPTION
4.1	The Class A Preferred Shares are not redeemable by the Corporation on or prior to July 31, 2004.
4.2
On or after July 31, 2004, and subject to the Business Corporations Act, (Alberta), the Corporation may redeem the whole or any part of the Class A Preferred Shares if on the day that the requisite notice of redemption is first given, the volume weighted average price in U.S. Dollars at which the Common Shares have traded on NASDAQ during the 20 consecutive trading days ending on a date not earlier than the fifth preceding date on which the notice of redemption is given converted into Canadian dollars using the Bank of Canada’s noon rate of exchange on such day was not less than a 20% premium to the Current Exchange Price on payment of the Redemption Price (at such time) per Class A Preferred Share to be redeemed. In the event the Common Shares are not listed on NASDAQ but are listed on another stock exchange or stock exchanges in Canada or the United States, any reference to NASDAQ shall be deemed to be references to such other stock exchange, or, if more than one, to such one on which the greatest volume of trading of Common Shares occurred during such 20 consecutive trading days. In the event Common Shares are not so traded on any stock exchange in Canada or the United States, the price thereof shall be determined by the Board of Directors, which determination shall be conclusive.

4.3	On or after July 31, 2010, the Class A Preferred Shares are redeemable by the Corporation at any time on payment of the Redemption Price per Class A Preferred Share to be redeemed together.
4.4
In case a part only of the then outstanding Class A Preferred Shares is at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the Board of Directors in its discretion shall decide or, if the Board of Directors so determines, may be redeemed pro rata, disregarding fractions, and the Board of Directors may make such adjustments as may be necessary to avoid the redemption of fractional parts of shares.

4.5
On any redemption of Class A Preferred Shares, the Corporation shall give in the manner provided in Section 11 at least 30 days prior notice to each person who, at the date of giving such notice, is the holder of Class A Preferred Shares to be redeemed, of the intention of the Corporation to redeem such shares. Such notice shall set out the Redemption Price and the date on which the redemption is to take place and, unless all the Class A Preferred Shares held by the holder to whom it is addressed are to be redeemed, shall also set out the number of such shares so held which are to be redeemed. On and after the date so specified for redemption the Corporation shall pay, or cause to be paid to the holders of such Class A Preferred Shares to be redeemed, the Redemption Price on presentation and surrender at the head office of the Corporation or at any other place or places within Canada designated by such notice, of the certificate or certificates for such Class A Preferred Shares so called for redemption. Such payment shall be made by cheque payable at par at any branch in Canada of the Corporation’s bankers. If a part only of the Class A Preferred Shares represented by any certificate shall be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified in any such notice, the Class A Preferred Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Price shall not be duly made by the Corporation. On or after the date specified for redemption of Class A Preferred Shares by the Corporation, the Corporation shall have the right to deposit the Redemption Price of any or all Class A Preferred Shares called for redemption with any chartered bank or banks or with any trust company or trust companies in Canada named for such purpose in the notice of redemption to the credit of a special account or accounts in trust for the respective holders of such shares, to be paid to them respectively upon surrender to such bank or banks or trust company or trust companies of the certificate or certificates representing the same. Upon such deposit or deposits being made, such shares shall be deemed to be redeemed and the rights of the holders of such shares shall be limited to receiving the proportion of the amounts so deposited applicable to their respective shares without interest. Any interest allowed on such deposit or deposits shall belong to the Corporation.

4.6	Class A Preferred Shares which are redeemed or deemed to be redeemed in accordance with this Section 4 shall be and be deemed to be cancelled and shall not be reissued.
5	EXCHANGE PRIVILEGE
5.1
A holder of Class A Preferred Shares has the right, at the holder’s option, to exchange, subject to the terms and provisions hereof, such Class A Preferred Shares into fully paid and non-assessable Common Shares at the then Current Exchange Basis; except that, in the case of Class A Preferred Shares which shall have been called for redemption pursuant to Section 4, such right shall terminate with respect thereto at the close of business on the third business day prior to the date fixed for such redemption. If payment of the Redemption Price of Class A Preferred Shares which have been called for redemption is not paid on due surrender of the certificate for such Class A Preferred Shares the right of exchange shall revive and continue from the time of the failure to pay as if such Class A Preferred Shares had not been called for redemption.

5.2
In the event the Class A Preferred Shares are to be exchanged by a holder at the Final Exchange Price the Corporation may satisfy its exchange obligations pursuant to this Section 5 by the payment of cash to the holder in the amount calculated by determining the number of Common Shares that would be deliverable in accordance with the Current Exchange Basis and multiplying this number by the Current Market Price. Such payment shall be made by cheque payable at par at any branch in Canada of the Corporation’s bankers.

5.3
The exchange of Class A Preferred Shares may be effected by the surrender of the certificate or certificates representing the same at any time during usual business hours at the option of the holder at the head office of the Corporation accompanied by: (1) payment or evidence of payment of the tax (if any) payable as provided in Section 5.10; and (2) a written instrument of surrender in form satisfactory to the Corporation duly executed by the registered holder, or the holder’s attorney duly authorized in writing, in which instrument such holder may also elect to exchange part only of:

(a)
the Class A Preferred Shares represented by such certificate or certificates not theretofore called for redemption, in which event such holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Class A Preferred Shares represented by such certificate or certificates which have not yet been exchanged;

(b)
the Class A Preferred Shares represented by such certificate or certificates, theretofore called for redemption, in which event on the date specified for the redemption of such Class A Preferred Shares such holder, shall be entitled to payment of the Redemption Price of the Class A Preferred Shares represented by such certificate or certificates which have been called for redemption and which have not been exchanged, and to receive, at the expense of the Corporation, a certificate representing Class A Preferred Shares represented by such certificate or certificates which have been neither exchanged nor redeemed. As promptly as practicable after the surrender of any Class A Preferred Shares for exchange, the Corporation shall deliver to or upon the written order of the holder of the Class A Preferred Shares so surrendered, a certificate or certificates issued in the name of, or in such name or names as may be directed by, such holder representing the number of Common Shares to which such holder is entitled together with a payment by cheque in respect of any fraction of a Common Share that would be issuable on such exchange as provided in Section 5.9. Such exchange shall be deemed to have been made at the close of business on the date such Class A Preferred Shares shall have been surrendered for exchange, so that the rights of the holder of such Class A Preferred Shares as the holder thereof shall cease at such time and the person or persons entitled to receive Common Shares upon such exchange shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time and such exchange shall be on the Current Exchange Basis as at such time; provided that no such surrender on any date when FuelCell’s registers of transfers of Common Shares shall be properly closed shall be effective to constitute the person or persons entitled to receive Common Shares upon such exchange as the holder or holders of record of such Common Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Common Shares as the holder or holders of record thereof for all purposes at, and such exchange shall be on the Current Exchange Basis as at, the close of business on the next succeeding day on which such registers of transfers are open. In no event shall the Corporation’s or FuelCell’s registers of transfers of Common Shares be closed at any time during normal business hours during the 30 days immediately preceding any exchange or redemption date. The date of surrender of any Class A Preferred Shares for exchange shall be deemed to be the date when the certificate representing such Class A Preferred Shares is received by the Corporation.
5.4
The registered holder of any Preferred Share, Class A on the record date for any dividend declared payable on such share shall be entitled to such dividend notwithstanding that such share is exchanged after such record date and before the payment date of such dividend. The registered holder of any Common Share resulting from any exchange shall be entitled to rank equally with the registered holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on any date on or after the date of exchange. Subject as aforesaid and subject to the provisions hereof, upon the exchange of any Class A Preferred Shares the Corporation shall make no payment or adjustment on account of any dividends on the Class A Preferred Shares so exchanged or on account of the dividends on the Common Shares deliverable upon such exchange.

5.5	The Current Exchange Price shall be subject to adjustment from time to time as follows:
(a)	In case FuelCell shall:
(i)	subdivide its outstanding Common Shares into a greater number of shares;

(ii)	combine or consolidate its outstanding Common Shares into a smaller number of shares; or
(iii)
issue Common Shares (or securities convertible into Common Shares) to the holders of any of its outstanding Common Shares by way of a stock dividend (other than an issue to shareholders pursuant to their exercise of options to receive dividends in the form of Common Shares or securities convertible into Common Shares), in lieu of cash dividends declared payable by the Corporation on such shares);

the Current Exchange Price in effect on the effective date of such subdivision or combination or consolidation or on the record date of such issuance of Common Shares (or securities convertible into Common Shares) by way of a stock dividend, as the case may be, shall, in the case of events referred to in Sections 5.5(a)(i) and 5.5(a)(iii) be decreased in proportion to the increase in the number of outstanding Common Shares resulting from such subdivision or such dividend (including, in the case where securities convertible into Common Shares are issued, the number of Common Shares that would be outstanding had such securities been converted into Common Shares on such record date), or, in the case of Section 5.5(a)(ii) shall be increased in proportion to the decrease in the number of outstanding Common Shares resulting from the combination or consolidation. Such adjustment will be made successively whenever any event referred to in this Section 5.5(a) shall occur. Any such issue of Common Shares (or securities convertible into Common Shares) by way of stock dividend shall be deemed to have been made on the record date of the stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 5.5(a).
(b)
In case FuelCell shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them for a period expiring not more than 45 days after such record date, to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share (or having a conversion price per share) less than 95% of the Current Market Price on such record date, the Current Exchange Price shall be adjusted immediately after such record date so that it shall equal a price determined by multiplying the Current Exchange Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number of Common Shares equal to the number arrived at by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) by the Current Market Price of a Common Share, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the convertible Securities so offered are convertible). Any Common Shares owned by or held for the account of FuelCell shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. If all such rights, options or warrants are not so issued or if all such rights, options or warrants are not exercised prior to the expiration thereof, the Current Exchange Price shall be readjusted to the Current Exchange Price which would then be in effect if such record date had not been fixed, and the Current Exchange Price shall be further adjusted based upon the number of Common Shares (or securities convertible into Common Shares) actually delivered upon the exercise of such rights, options or warrants, as the case may be.
(c)
In case FuelCell shall fix a record date for the making of a distribution (including a distribution by way of a stock dividend) to all or substantially all the holders of its outstanding Common Shares of:

(i)	shares of any class other than Common Shares (excluding shares convertible into Common Shares referred to in Section 5.5.(a)); or
(ii)	rights, options or warrants (excluding those referred to in Section 5.5(b)); or
(iii)	evidence of its indebtedness (excluding indebtedness convertible into Common Shares referred to in Section 5.5(a)); or
(iv)	assets (excluding Common Shares issued by way of a stock dividend and cash dividends paid in the ordinary course);
then in such case the Current Exchange Price shall be adjusted immediately after such record date so that it shall equal the rate determined by multiplying the Current Exchange Price in effect on such record date by a fraction, of which the numerator shall be the total number of Common Shares outstanding on such record date multiplied by the Current Market Price per Common Share on such record date, less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of such shares or rights, options or warrants or evidences of indebtedness or assets so distributed, and of which the denominator shall be the total number of Common Shares outstanding on such record date multiplied by such Market Price per Common Share; any Common Shares owned by or held for the account of FuelCell shall be deemed not to be outstanding for the purpose of any such computation; such adjustment shall be made successively whenever such a record date is fixed, to the extent that such distribution is not so made, the Current Exchange Price shall be readjusted to the Current Exchange Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or assets actually distributed.

5.6
No adjustments of the Current Exchange Price shall be made pursuant to subsection 5.5(b) or 5.5(c) if the holders of the Class A Preferred Shares were permitted to participate in the issue of such rights, options or warrants or such distribution, as the case may be, as though and to the same effect as if they had exchanged their Class A Preferred Shares into Common Shares prior to the issue of such rights, options or warrants or such distribution as the case may be.

5.7
No adjustment of the Current Exchange Price shall be made (i) in respect of the issue of Common Shares pursuant to the exchange of Common Shares, or (ii) in any case in which the resulting increase or decrease in the Current Exchange Price would be less than 1% of the then Current Exchange Price, but in such case any adjustment that would otherwise have been required then to be made shall be carried forward and made at the time of and together with, the next subsequent adjustment to the Current Exchange Price which, together with any and all such adjustments so carried forward, shall result in an increase or decrease in the Current Exchange Price by not less than 1%.

5.8
The Corporation shall give notice of any adjustment of the Current Exchange Price and the resulting adjustment of the Current Exchange Basis to the holders of Class A Preferred Shares in the manner provided in Section 11. The Corporation may retain a firm of independent chartered accountants (who may be the auditors of the Corporation) to make any computation required under Section 5.5, and any computation so made shall be final and binding on the Corporation and the holders of the Class A Preferred Shares. Such firm of independent chartered accountants may as to questions of law, request and rely upon an opinion of counsel (who may be counsel for the Corporation).

5.9
Upon the surrender of any Class A Preferred Shares for exchange, the number of full Common Shares issuable upon the exchange shall be computed on the basis of the aggregate number of such Class A Preferred Shares to be exchanged in any case where a fraction of a Common Share is involved the Corporation shall pay for such fractional interest by payment by cheque of an amount equal to the then value of such fractional interest computed on the basis of the Current Market Price for the Common Shares in lieu of the issuance of a fractional share.

5.10
The issuance of certificates for Common Shares upon the exchange of Class A Preferred Shares shall be made without charge to the holders of the Class A Preferred Shares so exchanged for any fee or tax imposed on the Corporation in respect of the issuance of such certificates for the Common Shares represented thereby; provided that the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom such Common Shares are issued in respect of the delivery of such Common Shares or the certificate therefor or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name or names other than that of the holder of the Class A Preferred Shares exchanged, and the Corporation shall not be required to issue or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

5.11
In case of any reclassification or change (other than a change resulting only from consolidation or subdivision) of the Common Shares, or in the case of any consolidation, amalgamation, or merger of FuelCell or the Corporation with or into any other corporation, or in the case of any sale of their respective properties and assets as, or substantially as, an entirety to any other corporation, each Class A Preferred Shares shall, after such reclassification, change, consolidation, amalgamation, merger or sale, be exchangeable into the number of shares or other securities or property of FuelCell, or such continuing, successor or purchasing corporation, as the case may be, to which a holder of the number of Common Shares as would have been issued if such Class A Preferred Shares had been exchanged immediately prior to such reclassification, change, consolidation, amalgamation, merger or sale would have been entitled upon such reclassification, change, consolidation, amalgamation, merger or sale. The Board of Directors may accept the certificate of any firm of independent chartered accountants (who may be the auditors of the Corporation) as to the foregoing calculation, and the Board of Directors may determine such entitlement on the basis of such certificate. Any such determination shall be conclusive and binding on the Corporation and the holders of the Class A Preferred Shares. No such reclassification, change, consolidation, amalgamation, merger or sale shall be carried into effect unless, in the opinion of the Board of Directors, all necessary steps shall have been taken to ensure that the holders of the Class A Preferred Shares shall thereafter be entitled to receive such number of shares or other securities or property of the Corporation, FuelCell, or such continuing, successor or purchasing corporation, as the case my be, subject to adjustment thereafter in accordance with provisions similar, as nearly as may be, to those contained in this Section 5.

5.12
If in the opinion of the Board of Directors the provisions of this Section 5 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Class A Preferred Shares or the Corporation in accordance with the intent and purposes hereof, the Board of Directors shall make any adjustment in such provisions as the Board of Directors deems appropriate.

5.13
If the Corporation intends to take any action which would require an adjustment of the Current Exchange Price pursuant to Sections 5.5(a), 5.5(b), or 5.5(c) hereof (other than the subdivision or consolidation of the outstanding Common Shares), the Corporation shall, at least 14 days prior to the earlier of any record date fixed for any action or the effective date for such action notify the holders of Class A Preferred Shares by written notice setting forth the particulars of such action to the extent that such particulars have been determined at the time of giving the notice.

6	PRE-EMPTIVE RIGHTS
6.1
Holders of Class A Preferred Shares shall not be entitled as of right to subscribe for or purchase or receive any shares, bonds, debentures, or other securities of the Corporation now or hereafter authorized, other than shares receivable upon the exercise of the right of exchange as provided herein.

7	RESTRICTIONS
7.1
So long as any Class A Preferred Shares are outstanding, the Corporation shall not, without the approval of the holders of the Class A Preferred Shares given in the same manner as provided under Section 11:

(a)
issue any shares ranking in priority to or pari passu with the Class A Preferred Shares as to the payment of dividends or the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(b)	pay any dividends on any shares of the Corporation which by their terms rank junior to the Class A Preferred Shares;
(c)
redeem or purchase or make any capital distribution in respect of any shares of the Corporation ranking junior to the Class A Preferred Shares (except out of net cash proceeds of a substantially concurrent issue of shares of the Corporation which by their terms rank junior to the Class A Preferred Shares);

(d)	redeem or purchase any other shares of the Corporation ranking pari passu with the Class A Preferred Shares; or

(e)	set aside any money or make any payments for any sinking fund or other retirement fund applicable to any shares of the Corporation ranking junior to the Class A Preferred Shares;
unless all dividends up to, and including, the Dividend Payment Date for the last completed Calendar Quarter for which dividends shall be payable shall have been declared and paid or set apart for payment in respect of the Class A Preferred Shares and all other shares ranking on a parity with or in priority to the Class A Preferred Shares.
7.2
Nothing in Section 7.1 shall apply to, hinder or prevent, and authorization is hereby given for, any of the actions referred to in such Section if consented to, or approved, by the holders of the Class A Preferred Shares in the manner hereinafter specified or if all the outstanding Class A Preferred Shares have been duly called for redemption and adequate provision has been made assuring that they will be redeemed or deemed to be redeemed on or before the date specified for redemption.

8	VOTING RIGHTS
8.1
Subject to the provisions of the Business Corporations Act (Alberta), the holders of the Class A Preferred Shares shall not be entitled as such to any voting rights or to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting (but shall be entitled to receive notice of meetings of shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertakings or a substantial part thereof).

9	AMENDMENTS
9.1
The rights, privileges, restrictions and conditions attached to the Class A Preferred Shares may not be amended, modified, suspended, altered or repealed unless consented to, or approved by, the holders of the Class A Preferred Shares in the manner set out in Section 11 and in accordance with any requirements of the of the Business Corporations Act (Alberta), or any Act enacted in substitution therefor or in addition thereto applicable to the Corporation, and any amendments thereto from time to time.

10	APPROVAL BY HOLDERS OF CLASS A PREFERRED SHARES
10.1
Any consent or approval required or permitted to be given by the holders of Preferred Shares, Class A shall be deemed to have been sufficiently given if it shall have been given in writing by the holders of all of the outstanding Class A Preferred Shares.

11	NOTICES
11.1
Any notice required to be given under the provisions attaching to the Class A Preferred Shares to the holders thereof shall be given by posting same in postage paid envelope addressed to each holder at the last address of such holder as it appears on the books of the Corporation or, in the event of the address of any such holder not so appearing, then to the address of such holder last known to the Corporation; provided that accidental failure or omission to give any notice as aforesaid to one or more of such holders shall not invalidate any action or proceeding founded thereon.

12	TAX ELECTION

The Corporation shall elect, in the manner and within the time provided under Section 191.2 of the Tax Act, to pay tax at a rate, and to take all other necessary action under the Tax Act, such that no holder of Class A Preferred Shares will be required to pay tax on dividends received or deemed to be received on Class A Preferred Shares under Section 107.2 of Part IV.1 of the Tax Act.